UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HOUSTON AMERICAN ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fees paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HOUSTON AMERICAN ENERGY CORP.

801 Travis St., Suite 1425

Houston, Texas 77002

ADDITIONAL DEFINITIVE PROXY MATERIAL

On June 26, 2023, Houston American Energy Corp.’s (the “Company”) board of directors approved an amendment and restatement of the Company’s Amended and Restated Bylaws to reduce the quorum needed for stockholder meetings to one-third (33.33%) of the shares issued and outstanding and entitled to vote at a meeting of stockholders. The quorum requirement will apply retroactively to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices on June 27, 2023 beginning at 10:00 a.m., Central Time.

To date, the holders of approximately 35% of our outstanding shares have cast proxies to vote at the Annual Meeting. If you have voted by proxy already, your vote will be counted – there is no need to take any further action. If for any reason you wish to revoke your proxy, please follow the instructions in the Proxy Statement for the Annual Meeting.

This document amends and supplements the Proxy Statement for the Annual Meeting, dated April 28, 2023, to reflect the new quorum requirement applicable to the Annual Meeting.

Giving effect to the above amendment, the section entitled “Record Date and Quorum Requirements” on page one of the Proxy Statement is revised to read in full as follows:

Record Date and Quorum Requirements

Only stockholders of record at the close of business on April 28, 2023 will be entitled to vote at the annual meeting. More than one-third (33.33%) of the shares of common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy to have a quorum for the transaction of business at the annual meeting. Shares of common stock represented by proxy (includes shares which abstain, withhold the vote or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists for a matter presented at the annual meeting. At the close of business on April 28, 2023, we had 10,906,353 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote.”